Exhibit 99.B.h.(xxix)

SUB-ADVISORY FEE WAIVER AGREEMENT

THIS AGREEMENT, dated as of May 28, 2010, between Hartford Investment Financial Services, LLC (the “Adviser”) with respect to each of its series listed on Schedule A (each a “Fund” and collectively, the “Funds”) and Wellington Management Company, LLP (“Wellington Management”).

WHEREAS, the Adviser has been appointed the investment adviser of each of the Funds pursuant to an Investment Management Agreement between The Hartford Mutual Funds, Inc., on behalf of the Funds, and the Adviser dated November 1, 2009, as updated as to the Funds on February 3, 2010; and

WHEREAS, the Adviser has appointed Wellington Management as investment sub-adviser of each of the Funds pursuant to an Investment Sub-Advisory Agreement between the Adviser and Wellington Management dated October 1, 2009, as updated as to the Funds on February 3, 2010; and

WHEREAS, the Adviser and Wellington Management desire to enter into the arrangements described herein relating to the sub-advisory fee of the Funds;

NOW, THEREFORE, the Adviser and Wellington Management hereby agree as follows:

1.             Wellington Management hereby agrees to waive, for each Fund listed on Schedule A, a portion of its sub-advisory fee in the amount of 0.20%.

2.             The waiver described in Section 1 above is not subject to recoupment by Wellington Management.

3.             The Adviser and Wellington Management each understands and intends that the Funds will rely on this Agreement (1) in preparing and filing amendments to the registration statements for the Companies on Form N-1A with the Securities and Exchange Commission, (2) in accruing each Fund’s expenses for purposes of calculating its net asset value per share and (3) for certain other purposes and expressly permits the Funds to do so.

4.             This Agreement shall terminate on May 31, 2011 unless extended by mutual written agreement of the Adviser and Wellington Management.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HARTFORD INVESTMENT FINANCIAL SERVICES, LLC

By:	/s/Robert Arena
Robert Arena
Title:	President

WELLINGTON MANAGEMENT COMPANY, LLP

By:	/s/ D.C. Nordin

Title:	Senior Vice President

SCHEDULE A

The Hartford Global All-Asset Fund
The Hartford Global Real Asset Fund